Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-129499) of Conversion Services International, Inc. of our report dated April 20, 2006 except for Notes 1, 2, 4, 12, 14, 17, 24 as to which the date is May 22, 2006 relating to the consolidated financial statements which appears in this Form 10-KSB.


/s/ Friedman LLP

East Hanover, New Jersey
May 22, 2006